IRREVOCABLE LETTER OF CREDIT AND INDEMNITY

TO:
CITIBANK N.A., 41 BERKELEY SQUARE, LONDON W1X 6NA.
APPLICATION FOR THE ISSUE OF AN IRREVOCABLE DOCUMENTARY OR STANDBY LETTER OF CREDIT





PART I
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Clear/Standby See Part II     [X]     For Citibank use only

                                      No
Documentary See Part III      [ ]                       PBG    Citi   Advising

Beneficiary      Doctor Alfred Simmet

          Finkenweg   30       Kusel         66869            Germany

Applicant IAT Multimedia Inc







Amount DMKS 1,600,000        (In Words) Deutsche Marks One Million Six Hundred
                             Thousand

Expiry  31st  March  1998    at the counters of


Advising Bank (if known)




We will pay commission in advance at the rate of     Flat Fee



PART II STANDBY LETTER OF CREDIT
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Covering:


Other (please specify) Purchase Agreement by and between IAT Multimedia Inc. and
                       Doctor Alfred Simmet

Extended to IAT Multimedia Inc., Aarestrasse 17, CH-5300 Vogelsang-Turgi, for the purchase of 80% of the shares of FSE KG and 100% of the shares of FSE GmbH.

By Doctor Alfred Simmet                                     (the Beneficiary)

Other details

Please specify if non standard wording is required and attach details: we reserve the right to negotiate amendments with the beneficiary where appropiate.

To Client:

Please complete Part I and either Part II or Part III and sign the indemnity on Page 4.


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To: Doctor Alfred Simmet
    Finkenweg 30
    Kusel 66869
    Germany


                                          Letter of Credit No. 10.266
                                                              ---------------


We, Citibank, N.A., acting through our London branch at 41 Berkeley Square, London WIX 6NA, hereby establish our standby Letter of Credit No. 10.266 in your favour for an aggregate amount not to exceed DM 1,600,000 (One million six hundred thousand Deutsche Marks) covering the obligations to you of IAT Multimedia Inc. ("The Obligor") in relation to the Purchase Agreement for the purchase of 80% of the shares of FSE KG and 100% of the shares of FSE GmbH.

Payment by us under this Letter of Credit shall be made following receipt by us at our above mentioned office in London of your written demand for payment of an amount not exceeding the aggregate total amount of DM 1,600,000 (One million six hundred thousand Deutsche Marks). Any demand must be presented by tested telex or signed letter verified through a first class bank in which this Letter of Credit is identified by its number, and incorporating your certification that (i) the amount thereby claimed is due and payable (ii) you formally have demanded payment of such amount from the Obligor, and (iii) the Obligor failed to comply with such demand.

This Letter of Credit sets forth the terms and conditions of our undertaking and such undertaking shall not in any way be modified, amended or amplified by reference to any document, instrument, contract or agreement referred to herein or to which this Letter of Credit relates and any such reference to any document, instrument, contract or agreement shall not be deemed to be incorporated herein by reference.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500 and, to the extent not inconsistent therewith, shall be governed by and construed in accordance with English law.

This Letter of Credit shall expire at 11:00 a.m. London Time on March 31,
1998. Claims made under and in compliance with the terms and conditions of this Letter of Credit will be duly honoured if received at our above mentioned office prior to the expiration date of the Letter of Credit.

Yours faithfully,
/s/ Richard Merdler
    Vice President
    Citibank N.A.

TERMS AND CONDITIONS
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TO:
Citibank N.A.
41 Berkeley Square
LONDON WIX 6NA



Dear Sirs,

You are authorized to issue a Documentary Letter of Credit/Standby Letter of Credit ("the Undertaking") as specified herein through a branch of Citibank N.A. or through your correspondents in such form as you or your correspondents wish. We agree that the Undertaking may be negotiated and paid on your behalf by Citicorp Trade Services Limited of Citibank Tower, 42nd Floor, Citibank Plaza, 3 Garden Road, Central Hong Kong.

The terms and conditions of the Banking and Investment Services Terms between us (as supplemented or replaced from time to time) shall apply to this letter and my/our obligations hereunder will be secured under the terms of:

(i) a first legal charge over the following real property:




and such other related security as you may have required: and

(ii) the Collateral Agreement previously delivered to you. Accordingly you have the right in certain circumstances to require the provision of additional collateral and to realise the collateral and apply the proceeds in reduction of outstandings hereunder:

In consideration of your issuing the Undertaking. I/we agree that:

(i) the Undertaking and any communication relating to it may be given or sent at my/our risk and cost in any language by letter, cable, fax, telex or electronic mail system in plain language or in code and you and your correspondents will be under no liability for loss or damage arising out of delay: loss in transit errors in translation coding or decoding: or omissions, variations, mutilations or other errors in the transmission:

(ii) I/we will pay you on demand all sums paid by you or your correspondents under or in connection with the Undertaking and you may debit any account(s) in my/our name with any sums payable by me/us hereunder and I/we will on demand indemnify you and your correspondent against any and all cost claims, charges, expenses (including legal fees) and liabilities which you or your correspondents may incur arising out of or in connection with the Undertaking, any amendment or enforcement of your rights hereunder:

(iii) I/we will pay commission on the full amount of the Undertaking on issue and quarterly/annually thereafter at the rate per annum you have advised to me/us and as shown on Page 1 of such other rate(s) as you shall subsequently advise me/us together with all your applicable charges:

(iv) you and your correspondents are irrevocably authorised to make any payments and comply with any demands which may be claimed from or made upon you or your correspondents under or in connection with the Undertaking on first demand being made without reference to or further authority from me/us and without requiring proof that the amounts so demanded are or were due notwithstanding that I/we may dispute the validity of any such demand or payment or that such demand and/or payment is made after the stated expiry date (if any) of the
Undertaking:

(v) any payment which you or your correspondents shall make in accordance with or apparently or purporting to be in accordance with the Undertaking shall be binding upon me/us and shall be accepted by me/us as conclusive evidence that you or your correspondents were liable to make such payments:

(vi) it shall not be a defence to a claim by you against me/us hereunder that you or your correspondents could have resisted any claim by the beneficiary under the Undertaking:

(vii) you or your correspondents shall not be held responsible for the correctness or validity of the documents presented by the beneficiary under the
Undertaking:

TERMS AND CONDITIONS
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(viii) I/we will pay you or your correspondents on demand interest (both before and after judgement) on all amounts paid by you or your correspondents under or in connection with the Undertaking from the date such amounts are paid until I/we reimburse you at a rate per annum determined by you to be 4% per annum or at our Published Citibank Base Rate or such other rate as you may have advised to us:

(ix) if you determine that compliance with any law or regulation or guideline or request from any central bank or other governmental or regulatory authority (whether or not having the force of law) affects or would affect the manner in which capital is allocated or the amount of capital required or expected to be maintained by you or your correspondents or by any holding company of you or such correspondents and that such compliance would (a) create a cost or increase the cost to you, such correspondents or such holding company of issuing or agreeing to issue instruments of the nature of the Undertaking and/or (b) reduce the rate of return on your overall capital, the overall capital of such correspondents or such holding company, then we shall from time to time on demand (whenever made) pay to you amounts sufficient to indemnify you, such correspndents of such holding company against such proportion of such cost or increased cost and/or such reduction as in your opinion attributable to the Undertaking:

(x) if this letter is signed by more than one person the liability of each shall be joint and several:

(xi) this letter shall remain in full force and effect until you confirm that you or your correspondents have been released from all liability under the Undertaking and shall be binding on me/us and my/our personal representatives and shall inure to the benefit of and be enforceable by your successors and assigns: and

(xii) except so far as otherwise expressly stated, the Undertaking will be subject to the International Chamber of Commerce Uniform Customs & Practice for Documentary Credits from time to time in force.

Where the Undertaking is a documentary letter of credit. I/we addtionally agree that:

(a) neither you nor your correspondents shall be responsible for the description or quality of the goods the subject of the Undertaking ("Merchandise") or for the delay in arrival or the failure to arrive of either the Merchandise or any documents relating thereto and that any action, process or other step taken by you or your correspondents under or in connection with the Undertaking or relative documents if taken in good faith and in conformity with such foreign or domestic laws and customs or regulations as you or your correspondents may deem to be applicable shall be binding on me/us.

(b) you may appoint Citicorp Trade Services Limited your agent for the purposes of issuing the Undertaking, receiving the documents to be presented pursuant to the Undertaking and making payment against sight drafts drawn on Citicorp
Trade Services Limited under the Undertaking at its principal place of business from time to time in Hong Kong.

This letter shall be governed by and construed in accordance with English Law and I/we hereby irrevocably submit to the non-exclusive jurisdiction of the English courts.

Yours faithfully,

/s/ Klaus Grissemann                   /s/ Viktor Vogt
For and on behalf of Applicant               (Date)   November 7, 1997

Klaus Grissemann                       Dr. Viktor Vogt
Print name(s)




* Delete as appropriate



                                          THE CITIBANK PRIVATE BANK


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COLLATERAL AGREEMENT
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EXECUTION OF YOUR COLLATERAL AGREEMENT
-------------------------------------------

By execution of the Deed referred to below, we hereby agree to the terms and conditions of the Collateral Agreement constituted by Part D of the Terms and the Schedule to Part D of the Terms all forming part of this Contract.

We understand that it may be neccessary to deliver this Account Application Form and the Terms to the registrar of companies pursuant to the Companies Act 1985 and accordingly, we hereby agree that this Account Application Form and the Terms may be delivered to the registrar of companies so that the relevant particulars may be enforced in the register of charges which is open to public inspection and we hereby waive any rights which we may at any time have against the Bank in respect of any duty of confidentiality owed by the Bank to us with respect to any confidential information contained in this Account Application Form and the Terms which is so disclosed.

3. If the Client is a non-UK Company.
   Executed as a Deed under Seal by




                  IAT MULTIMEDIA INC.
---------------------------------------
Name of Client  |
                -----------------------

acting by (authorised signature)



X /s/ Klaus Grissemann
---------------------------------------
Name and Title  | Klaus Grissemann, CFO
                -----------------------



/s/ Viktor Vogt
---------------------------------------
Name and Title  | Viktor Vogt, CEO
                -----------------------



in the presence of

/s/ Monica Germann
---------------------------------------
Print signature here | Monica Germann
                     ------------------


Address

                      PARKSTR. 29
               --------------------------
                     CH-5400 BADEN
               --------------------------
                      SWITZERLAND
               --------------------------
               IAT MULTIMEDIA, INC.          SEAL
               Aarestr. 17
             CH-5300 Vogelsang-Turgi
               Switzerland
             Tel.  +41(0)56 233 50 22
             Fax   +41(0)56 223 50 23


Dated:   November 7,            1997
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